Exhibit 10.39

COTY INC.
2007 STOCK PLAN FOR DIRECTORS

(As Amended and Restated April 8, 2013)

SECTION 1
PURPOSE AND DURATION

1.1

Purpose. The purpose of this Coty Inc. 2007 Stock Plan for Directors is to promote the interests of the Company and its shareholders by increasing the proprietary and vested interest of eligible directors of the Company by granting them Restricted Stock Unit Awards.

1.2	Effective Date and Term of the Plan.

(a) The original effective date of the Plan was September 1, 2007. The effective date of this amended and restated plan document is the Effective Date.

(b)

The Plan will terminate upon the earliest of (i) September 14, 2020, (ii) the date on which all Shares available for issuance under the Plan have been issued pursuant to the award of Restricted Stock Units and Pre-2008 Stock Options under the Plan, or (iii) the date specified by action of the Board. Upon such Plan termination, all Awards outstanding under the Plan will continue to have full force and effect in accordance with the terms of the Restricted Stock Unit Terms and Conditions evidencing each Award.

SECTION 2
DEFINITIONS

Whenever used in the Plan, the following terms have the meanings set forth below:

2.1	“Award” means a grant of Restricted Stock Units under the Plan to a Participant.

2.2	“Board” means the Board of Directors of the Company.

2.3	“Business Day” means any day other than a Saturday, Sunday, legal holiday or a day in which the national securities exchange that constitutes the principal market for the Shares is closed.

2.4	“Change in Control” means the occurrence of any of the following that also qualifies as a “change in control event” under Treasury Regulation § 1.409A-3(i)(5):

(a)

Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that is not the Majority Shareholder is or becomes the “beneficial owner” (as defined below), directly or indirectly, of securities representing either (i) more than 50% of the combined voting power of the Company’s then outstanding securities, or (ii) 30% or more of the combined voting power of the Company’s then outstanding securities at a time when the Majority Shareholder holds less than 30% of such combined voting power. For purposes of this clause (a), “beneficial owner” has the meaning given that term in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to be the “beneficial owner” of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60-day period referred to in such Rule;

(b)

The date a majority of the members of the Board is replaced during any 12-month period by directors, provided, that any Person becoming a director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three-quarters of the directors then comprising the Board shall be, for purposes of this clause (b), considered as though such Person were a member of the incumbent Board; and provided, further, that this clause (b) shall not apply as long as the Majority Shareholder is the beneficial owner of a majority of the voting power of the Company’s then outstanding securities; or

(c)

The shareholders of the Company approve a plan or agreement providing (i) for a merger or consolidation of the Company other than with a wholly owned subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company. If any of the events enumerated in this clause (d) occurs, the Board shall determine the effective date of the Change in Control resulting therefrom for purposes of this Plan.

2.5

“Committee” means the Remuneration and Nominating Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the independence requirements of the New York Stock Exchange, Inc. or any other applicable exchange on which the Company’s common equity is at the time listed.

2.6	“Company” means Coty Inc., a Delaware corporation, and any successor thereto as provided in Section 10.1.

2.7

“Designated Beneficiary” means the Person or Persons the Participant designates from time to time on a signed form prescribed by the Committee, properly filed with the Committee during the Participant’s lifetime, as the beneficiary of any amounts or benefits the Participant owns or is to receive under the Plan, in accordance with Section 8.1. A properly filed beneficiary designation will revoke all prior designations by the same Participant. If no such form has been filed with the Committee, the Designated Beneficiary shall be the beneficiary named by the Participant in the Company’s qualified 401(k) savings plan or, if none, the Beneficiary’s estate.

2.8	“Director” means a member of the Company’s Board of Directors.

2.9

“Disability” means either (i) disability as defined for purposes of the Company’s disability benefit plan, or (ii) a Participant’s inability, as a result of physical or mental incapacity, to perform the duties of his or her position on the Board for a period of six consecutive months or for an aggregate of six months in any consecutive 12-month period. Any question as to the existence of the Disability of a Participant as to which the Participant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant and the Company. If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of the Plan. Following a Change in Control, the Company shall pay all expenses incurred in the determination of whether a Participant is disabled.

2.10	“Eligible Director” means a Director other than a Director who is CEO or President of the Company.

2.11

“Effective Date” means the date on which the Amended and Restated Certificate of Incorporation of the Company that is contemplated to be adopted by the Company in connection with the first underwritten public offering of the Company’s common stock is filed with the Secretary of State of the State of Delaware.

2.12	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.13	“Exercise Date” means a date on which stock options granted under the Coty Inc. Long- Term Incentive Plan, as amended from time to time, may be exercised.

2.14	“Exercise Price” means the price at which a Participant may purchase a Share pursuant to a Stock Option.

2.15

“Fair Market Value” as it relates to a Share means, unless otherwise determined by the Committee, the most recent closing price of a Share on the principal national securities exchange on which the Shares are then listed, or if there were no sales on such date, on the next preceding day on which there were sales, or if such Shares are not listed on a national securities exchange, the last reported bid price in the over-the-counter market.

2.16	“Grant Date” means the date on which an Award is granted.

2.17

“Majority Shareholder” means (i) the Company’s majority shareholder as of the Effective Date or (ii) a Benckiser Permitted Holder as defined in the Company’s Certificate of Incorporation effective on the Effective Date or any other similarly situated Person as determined by the Committee.

2.18	“Owned Shares” means Shares that a Participant has acquired as a result of the vesting of Restricted Stock Units or the exercise of Pre-2008 Stock Options.

2.19	“Participant” means a Person to whom Restricted Stock Units or Pre-2008 Stock Options have been granted under the Plan.

2.20

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization and any other entity, whether foreign or domestic, including any governmental entity or any department, agency or political subdivision thereof.

2.21	“Plan” means this Coty Inc. 2007 Stock Plan for Directors, as amended from time to time.

2.22	“Pre-2008 Stock Option” or “Stock Option” means a right granted to a Participant before 2008 to purchase Shares granted under the Predecessor Plan.

2.23	“Predecessor Plan” means the former Stock Plan for Non-Employee Directors.

2.24	“Restricted Stock Unit” means a right to receive a Share under the terms and conditions set forth in Section 5.

2.25	“Restricted Stock Unit Agreement” means any agreement or other instrument or document evidencing an Award.

2.26	“Restriction Period” means the period during which Restricted Stock Units are not vested.

2.27	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and the regulations and other interpretive guidance issued thereunder.

2.28	“Service” means the provision of services as a Director.

2.29	“Share” means a share of the Class A Common Stock, par value $.01 per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time.

2.30	“Stock Option Spread” means the amount by which the Fair Market Value, as of any date, of the Shares to which a Stock Option applies exceeds the Exercise Price with respect to such Shares.

2.31

“Successor” means the Participant’s spouse, the Participant’s lineal descendants and/or any trust the beneficiaries of which consist only of the Participant, the Participant’s spouse and/or the Participant’s lineal descendants, or to a corporation in which the Participant, the Participant’s spouse and/or the Participant’s lineal descendants own 100% of the economic interest and has the unfettered right to prevent further transfer or disposition of the Restricted Stock Unit or Stock Option, as applicable. The Committee may, in its discretion, deem other parties to qualify as a Successor for purposes of this Plan.

2.32	“Terms and Conditions” means any electronic or written agreement or other instrument or document evidencing an Award.

2.33	“Valuation Date” means any Business Day.

2.34	“Withholding Tax” means the aggregate federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under the Plan.

SECTION 3
Administration

3.1	Plan Administration. The Plan shall be administered by the Committee.

3.2

Authority of the Committee. Except as limited by law or the by-laws of the Company, and subject to the provisions of the Plan, the Committee shall have full power and discretion to (a) determine the terms and conditions of Awards in a manner consistent with the Plan; (b) construe and interpret the Plan and any agreement or instrument entered into under the Plan; (c) establish, amend or waive rules and regulations for the Plan’s administration; (d) subject to the provisions of Section 9.1, amend the terms and conditions of any outstanding Award to the extent the terms are within the Committee’s authority under the Plan; and (e) make all other determinations that may be necessary or advisable to administer the Plan. Notwithstanding the foregoing, the Committee shall have no discretion with respect to the selection of Directors eligible to receive Restricted Stock Units, the number of Shares of Restricted Stock Units awarded to a Director, or the timing of grants of Restricted Stock Units under the Plan, all of which shall be determined in accordance with the provisions of this Plan. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof.

3.3

Decisions Binding. All determinations and decisions made by the Committee or by a Person or Persons delegated authority by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including, without limitation, the Company, and its shareholders, affiliates, employees, and Participants and their estates and beneficiaries.

SECTION 4
Shares Subject to the Plan

4.1

Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.3, the number of shares available for grant under the Plan shall be 1,000,000 Shares plus the number of Shares subject to awards outstanding as of the Effective Date.

4.2	Forfeited Awards. If any Award granted under the Plan is canceled or forfeited for any reason, any Shares subject to the Award shall again be available for the grant of an Award under the Plan.

4.3

Adjustments in Authorized Shares. If the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of a merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise, but not including an IPO or other capital infusion from any source) or if the number of Shares is increased through the payment of a stock dividend, then the Committee shall substitute for or add to each Share that may become subject to an Award the number and kind of shares of stock or other securities into which each outstanding Share was changed, for which each such Share was exchanged, or to which each such Share is entitled, as the case may be.

4.4	Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

SECTION 5
Automatic Grants of Restricted Stock Units

5.1	Grant of Restricted Stock Units.

(a)

Full Awards. Each Person who is an Eligible Director as of the first day of a fiscal year of the Company shall be granted 10,000 Restricted Stock Units on November 15 of such fiscal year. The Chairman of the Board of the Company (“Chairman”) shall be granted on each such date an additional 20,000 Restricted Stock Units.

(b) Prorated Awards.

(i)

Each Person who becomes an Eligible Director after the first day (but before the last day) of a fiscal year shall receive within 15 days after becoming an Eligible Director a grant of 10,000 Restricted Stock Units multiplied by a fraction, the numerator of which is the number of days between the Eligible Director’s commencement of Service during the fiscal year and the last day of such fiscal year, and the denominator of which is the number of days between the Grant Date and the date the Award was scheduled to vest.

(ii)

Each Person who becomes Chairman after the first day (but before the last day) of a fiscal year shall receive within 15 days after becoming Chairman a grant of 20,000 Restricted Stock Units multiplied by a fraction, the numerator of which is the number of days between the date the Person becomes Chairman and the last day of such fiscal year, and the denominator of which is the number of days between the Grant Date and the date the Award was scheduled to vest.

5.2

Restricted Stock Unit Terms and Conditions. Each grant of Restricted Stock Units shall be evidenced by a Restricted Stock Unit Terms and Conditions that specifies the Restriction Period, the number of Shares to which such Restricted Stock Units pertain, the purchase price, if any, and such other provisions as the Committee determines.

5.3	Restriction Period.

(a) In General. The Restriction Period for Restricted Stock Units is the five-year period commencing on the Grant Date.

(b) Change in Control. If a Change in Control occurs, the Restriction Period shall immediately end and the Participant’s Restricted Stock Units shall become fully vested immediately;

(c)

Death or Disability. If a Participant’s Service is terminated by reason of such Participant’s death or Disability, the Restriction Period shall immediately end and the Participant’s Restricted Stock Units shall become fully vested immediately.

(d)

Termination of Service for Reasons other than Death or Disability. In the event the Participant’s Service terminates other than by reason of the Participant’s death or Disability prior to a Change in Control, then notwithstanding any provision in the Plan or these Terms and Conditions to the contrary, the Restricted Stock Units granted to the Participant shall become fully vested immediately except that all Restricted Stock Units granted within one year prior to the date of termination of the Participant’s Service shall become fully vested with respect to the Applicable Fraction of the Restricted Stock Units and shall be immediately forfeited and canceled with respect to the remaining Restricted Stock Units. The “Applicable Fraction” means a fraction, the numerator of which is the number of days elapsed from the first day of the fiscal year of the Company in which the Participant’s Service terminated and the denominator of which is 365.

5.4	Nontransferability.

(a)

Except as provided in Section 5.4(b), during the Restriction Period, (i) no Restricted Stock Units granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution and (ii) all rights with respect to Restricted Stock Units shall be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may, in its sole discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

(b)

Subject to applicable law, Restricted Stock Units may be transferred to a Successor. Such transferred Restricted Stock Units may only be further sold, transferred, pledged, assigned or otherwise alienated by the Successor in accordance with the terms of this Section 5.4, and shall be subject in all respects to the terms of the Terms and Conditions and the Plan. For a transfer to be effective, the Successor shall promptly furnish the Company with written notice thereof and a copy of such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the Successor of the terms and conditions of the Plan.

5.5

Settlement of Units. Within fifteen (15) days after the end of the Restriction Period for Restricted Stock Units, the Company shall deliver to the Participant for each Restricted Stock Unit one Share (thereafter an Owned Share) and the amount of dividends, dividend equivalents and other distributions paid with respect to a Share during the vesting period beginning on the Grant Date.

SECTION 6
Pre-2008 Stock Options

6.1

In General. Pre-2008 Stock Options shall remain subject to the terms of the Predecessor Plan and the award agreements under which they were granted, subject to the modifications set forth in this Section 6. Any Shares acquired upon the exercise of Pre-2008 Stock Options shall be subject to the provisions of Section 7.

6.2

Exercise of Stock Options. The holder of an exercisable Stock Option may exercise the Stock Option only by delivering a written notice of exercise to the Company setting forth the number of Shares as to which the Stock Option is to be exercised. Upon the Exercise Date, the holder shall pay or provide for the Exercise Price and applicable Withholding Tax in full, pursuant to such procedures established by the Committee from time to time after giving consideration to applicable tax, securities and accounting rules. Any exercisable Stock Option that has not been exercised in accordance with this Section 6.2 on the Exercise Date immediately prior to its expiration if, on such Exercise Date, there is a Stock Option Spread with respect to such Stock Option.

6.3

No Repricing. In no event will the Committee, unless otherwise approved by shareholders, be permitted (i) to reduce the Exercise Price of any outstanding Stock Option, (ii) cancel a Stock Option in exchange for cash or other Awards (except as provided in Section 7.7), (iii) exchange or replace an outstanding Stock Option with a new Stock Option with a lower Exercise Price, or (iv) take any other action that would be a “repricing” of Stock Options.

6.4

NonTransferability. Subject to applicable law, vested Stock Options may be transferred to a Successor. Such transferred Stock Options may only be further sold, transferred, pledged, assigned or otherwise alienated by the Successor in accordance with this Section 6.4, and shall be subject in all respects to the terms of the award agreement under which the Stock Options were granted or Predecessor Plan, as applicable, and the Plan. For a transfer to be effective, the Successor shall promptly furnish the Company with written notice thereof and a copy of such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the Successor of the terms and conditions of the Plan.

SECTION 7
Purchase and Sale Rights

7.1

Restrictions. The Committee may impose such restrictions on any Owned Shares as it deems necessary or advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed and/or traded, and under any blue sky or state securities laws.

7.2

Additional Conditions of Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or transferred, or (ii) to treat as owner of such Shares, to accord the right to vote as such owner, or to pay dividends to any transferee to whom such Shares have been transferred in violation of the Plan.

SECTION 8
Beneficiary Designation

8.1

Each Participant may, from time to time, name any Designated Beneficiary (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die before receiving any or all of his or her benefits under the Plan. Each beneficiary designation shall revoke all prior designations by the same Participant, must be in a form prescribed by the Committee and must be made during the Participant’s lifetime.

SECTION 9

Amendment, Modification and Termination; Adjustments

9.1

Amendment, Modification and Termination. The Board may at any time and from time to time alter, amend, modify or terminate the Plan in whole or in part, without the approval of the Company’s shareholders, except to the extent such approval is required by law. Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised), in order to comply with the requirements of applicable law or otherwise. Notwithstanding the foregoing, no modification of an Award shall, without the prior written consent of the Participant, materially alter or impair any rights or obligations under any Award already granted under the Plan, except such an amendment made to comply with the requirements of applicable law.

9.2	Adjustment of Awards Upon the Occurrence of Certain Events.

(a)

In General. If the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of a merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise, but not including a capital infusion from any source) or if the number of Shares is increased through the payment of a stock dividend, then the Committee shall substitute for or add to each Share underlying a Participant’s Restricted Stock Units the number and kind of shares of stock or other securities into which each outstanding Share was changed, for which each such Share was exchanged, or to which each such Share is entitled, as the case may be.

(b)

Notice. The Committee shall give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not such notice is given) shall be effective and binding for all Plan purposes.

9.3	Fractional Shares. Fractional Shares, whether resulting from any adjustment in Awards pursuant to Section 9.2 or otherwise, may be settled in cash or otherwise as the Committee determines.

9.4	Corporate Transaction. Any Award that has not been fully exercised before the date of a Change in Control may be settled or otherwise terminated on such date in the discretion of the

Committee, unless a provision has been made in writing in connection with such transaction for the assumption of all Awards theretofore granted, or the substitution for such Awards of awards to acquire the stock of the surviving, resulting or acquiring corporation, with any adjustments as the Committee determines appropriate, in which event the Awards theretofore granted shall continue in the manner and under the terms so provided. Notwithstanding anything in the Plan to the contrary, any underwater Award that has not been fully exercised, and any Award that the Committee determines cannot become vested, before the date of consummation of the Change in Control may be canceled without consideration in the discretion of the Committee.

9.5

Tax Withholding. The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, an amount (either in cash or Shares) sufficient to satisfy any Withholding Tax.

SECTION 10
Miscellaneous Provisions

10.1

Successors. All obligations of the Company under the Plan or any Restricted Stock Unit Agreement shall be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the Company’s stock, or a merger or consolidation, or otherwise.

10.2	Legal Construction.

(a) Number. Except where otherwise indicated by the context, any plural term used in the Plan includes the singular and any singular term includes the plural.

(b)

Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.3

Business Day. In the event the day prescribed for the performance of any act under the Plan, or deadline by which such act must be performed, shall fall on a day other than a Business Day, such day or deadline shall be extended until the close of business on the next succeeding Business Day.

10.4

Requirements of Law. The granting of Awards, the issuance of Shares and the payment of cash under the Plan shall be subject to all applicable laws, rules and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.

10.5

Rights of a Shareholder. A Participant shall not be, nor shall a Participant have any of the rights and privileges of, a shareholder until certificates for Shares have been issued upon settlement of Restricted Stock Units.

10.6	Securities Law Compliance.

(a)

As to any individual who is, on the relevant date, an officer, director or greater than 10% percent beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

(b)

To the extent the Committee deems it necessary, appropriate or desirable to comply with state securities laws or practice and to further the purposes of the Plan, the Committee may, without amending the Plan, (i) establish rules applicable to Awards granted to Participants, including rules that differ from those set forth in the Plan, and (ii) grant Awards to such Participants in accordance with those rules that would require the application of the securities laws of any state.

10.7

Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, the Participant’s rights are no greater than those of a general creditor of the Company. The Committee may authorize the establishment of trusts or other arrangements to meet the obligations created under the Plan, so long as the arrangement does not cause the Plan to lose its legal status as an unfunded plan.

10.8

Section 409A. Restricted Stock Units are intended to qualify for exemption from, or to comply with the requirements of, Section 409A, and the Plan shall be interpreted in a manner consistent with such intent. References in the Plan to a termination of “Service” and similar expressions shall mean a “separation from service” within the meaning of Section 409A. In the event that (i) the Committee determines that (x) any stock of the Company is publicly traded on an established securities market or otherwise, (y) the Participant is a “specified employee” within the meaning of Section 409A and (z) the Participant’s Restricted Stock Units do not qualify for exemption from Section 409A; and (ii) settlement of the Participant’s Restricted Stock Units is the result of the Participant’s separation from Service, then notwithstanding any provision herein or in the Participant’s Restricted Stock Unit Agreement to the contrary payment in settlement of such Restricted Stock Units shall be postponed until six months after the date of such separation from Service or, if earlier, the date of the Participant’s death.

10.9

Governing Law. To the extent not preempted by Federal law, the Plan and all agreements hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.